Exhibit 10.16

Name:	[●]
Number of Restricted Stock Units subject to Award:	[●]
Date of Grant:	[●]
Vesting Commencement Date	[●]

Cerence Inc.

2019 Equity Incentive Plan

Restricted Stock Unit Award Agreement

This agreement, including any appendix, exhibit and/or addendum hereto (collectively, this “Agreement”), evidences an award (the “Award”) of restricted stock units granted by Cerence Inc., a Delaware corporation (the “Company”), to the individual named above (the “Participant”), pursuant to and subject to the terms of the Cerence Inc. 2019 Equity Incentive Plan (as from time to time amended and in effect, the “Plan”).  Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

1.Grant of Restricted Stock Unit Award.  The Company grants to the Participant on the date set forth above (the “Date of Grant”) the number of restricted stock units (the “RSUs”) set forth above giving the Participant the conditional right to receive, without payment and pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, one share of Stock (a “Share”) with respect to each RSU forming part of the Award, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

2.Vesting; Cessation of Employment.

(a)Vesting.  Unless earlier terminated, forfeited, relinquished or expired, the RSUs will vest in accordance with the terms of Exhibit A attached hereto.

(b)Cessation of Employment.  Except as described in Exhibit A attached hereto, automatically and immediately upon the cessation of the Participant’s Employment any then unvested RSUs and, if such termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith), any vested RSUs will terminate and be forfeited for no consideration.

3.Restrictive Covenants.

(a)Applicability of Restrictive Covenants.  The Participant hereby agrees to comply with the restrictions set forth below as part of the consideration for the Award; provided that if the Participant’s primary residence or primary place of employment is in a Designated State (as defined below) on the date of execution of this Agreement or if the Participant’s primary place of employment is in a Designated State on the date when the Participant’s employment terminates, the terms of this Section 3 shall be modified as specified in Exhibit B.  For these purposes, the Participant’s primary place of employment is the physical location from which the Participant primarily performs services for a Cerence Company, as defined below.  If there is no such fixed location, the place of employment is the place of the Participant’s primary residence.  The “Designated States” are California, Colorado, Massachusetts, Oregon and Washington State.

(b)Noncompetition.  The Participant hereby agrees that throughout the Participant’s employment with the Company or any other Cerence Company and for the one (1) year period immediately following any termination of the Participant’s employment, regardless of whether voluntary or involuntary, the Participant shall not provide services to a Competitor in any role or position (as employee, consultant or otherwise) that involves engaging in Restricted Activities in a Restricted Territory.

(c)Nonsolicitation.  The Participant hereby agrees that throughout the Participant’s employment with the Company or any other Cerence Company and for the one (1) year period immediately following any termination of the Participant’s employment, regardless of whether voluntary or involuntary, the Participant shall not:  (i) knowingly participate in soliciting or communicating with an employee of a Cerence Company for the purpose of persuading or helping the Cerence Company employee to end or reduce his or her relationship with the Cerence Company; or (ii) knowingly participate in soliciting or communicating with any established customer of a Cerence Company in pursuit of a Competing Line of Business if the Participant either had business-related contact with that customer or received confidential information concerning such customer, in either case, in the last two (2) years of the Participant’s employment with any Cerence Company.

(d)Continuity of Employment.  For the avoidance of doubt, for purposes of this Agreement, changes in the Participant’s title, position, duties, geographic location, salary, compensation or benefits or other terms and conditions of employment shall not be considered to constitute a termination of employment if the Participant remains employed with a Cerence Company.  Furthermore, a transfer of the Participant’s employment relationship between different Cerence Companies shall not constitute a termination of employment for purposes of this Agreement.

(e)Definitions.  Certain terms used in this Section 3 are defined as follows:

(i)“Cerence Company” means the Company or any direct or indirect subsidiary or other affiliate of the Company.

(ii)“Competitor” means an individual, corporation, other business entity or separately operated business unit of an entity that engages in a Competing Line of Business. As of the date of execution of this Agreement, Competitors include, without limitation, the following businesses and their respective affiliates: Amazon.com, Inc., Apple Inc., Google LLC, iFlytek Co., Ltd. Microsoft Corporation, Sensory, Inc. and Soundhound Inc.  For the avoidance of doubt, the Competitors are not limited to such listed businesses and affiliates.

(iii)“Competing Line of Business” means a business that involves a product or service offered or under development by anyone other than a Cerence Company that would replace or compete with any product or service offered, to be offered, or under development by a Cerence Company with which the Participant had involvement while employed by a Cerence Company (unless such Cerence Company is no longer engaged in or planning to engage in that line of business).

(iv)“Restricted Activities” means job duties or business-related activities (as an employee, consultant, or otherwise) for a Competitor that (A) are the same as, or substantially similar to, any substantial portion of the job duties or business-related activities in which Participant participated while employed by a Cerence Company; or (B) otherwise could be reasonably expected to put any Cerence Company’s confidential information at risk.

(v)“Restricted Territory” means the following as applicable based upon the Participant’s job title at the time when the Participant’s employment with a Cerence Company terminates:

•

if the Participant holds the title of Vice President or above, the Restricted Territory is the United States and any other country, province, state, county, city or other political subdivision where any Cerence Company does business; or

•

if the Participant holds the title of Director, the Restricted Territory is the United States and any state, county, city or other political subdivision within the United States where any Cerence Company does business; or

•

if the Participant has sales responsibilities for a Cerence Company and does not hold the title of Director or above, the Restricted Territory is the territory or territories (including any country, province, state, county, city or other political subdivision within the United States) in which the Participant conducted business for a Cerence Company at any time within the two (2) years prior to the termination of the Participant’s employment; or

•

if the Participant’s title is below the level of Director, and the Participant does not have sales responsibilities for a Cerence Company, the Restricted Territory is the state, county, city and other political subdivision within the state in which the Participant lives.

For the avoidance of doubt, the Participant will be deemed to be engaging in activities in a particular territory where (i) the Participant’s primary residence or principal place of employment is in the territory; or (ii) the Participant’s job duties or other business-related activities involve calling on or providing services to customers in a territory notwithstanding the fact that the Participant’s residence or principal place of employment may be in another territory.

4.Delivery of Shares.  Subject to Section 5 below, the Company shall, as soon as practicable upon the vesting of any RSUs subject to this Award (but in no event later than 30 days following the date on which such RSUs vest), effect delivery of the Shares with respect to such vested RSUs to the Participant (or, in the event of the Participant’s death, to the person to whom the Award has passed by will or the laws of descent and distribution). No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator.

5.Forfeiture; Recovery of Compensation.  The Administrator may cancel, rescind, withhold or otherwise limit or restrict this Award at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan.  By accepting, or being deemed to have accepted, this Award, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee of this Award, under this Award, including the right to any Shares acquired under this Award or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision).  The Participant further agrees to be bound by the terms of any clawback or recoupment policy of the Company that applies to incentive compensation that includes Awards such as the RSUs.  Nothing in the preceding sentence may be construed as limiting the general application of Section 10 of this Agreement.

6.Dividends; Other Rights.  This Award may not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any subsidiary prior to the date on which the Company delivers Shares to the Participant.  The Participant is not entitled to vote any Shares by reason of the granting of this Award or to receive or be credited with any dividends declared and payable on any Share prior to the date on which any such Share is delivered to the Participant hereunder.  The Participant will have the rights of a shareholder only as to those Shares, if any, that are actually delivered under this Award.

7.Nontransferability.  This Award may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.

8.Taxes.

(a)Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account and other tax-related items and withholdings related to the Participant’s participation in the Plan and any Award granted thereunder and legally applicable to the Participant as a result of participation in the Plan (collectively, “Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount (if any) withheld by the Company or the Employer.  The Participant further acknowledges that Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the delivery of Shares, the subsequent sale of any Shares acquired in respect of the RSUs or the receipt of any dividend equivalents or dividends, if applicable; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Withholding.  Prior to the relevant taxable or withholding event, as applicable, the Participant agrees to make arrangements satisfactory to the Company to satisfy all Tax-Related Items.  In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:  (i) withholding from the Participant’s wages or other compensation payable to the Participant by the Company and/or the Employer; (ii) requiring the Participant to tender a payment in cash in an amount equal to the Tax-Related Items to the Company and/or the Employer; (iii) withholding from the proceeds from the sale of Shares acquired upon settlement of the RSUs, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); (iv) withholding Shares to be issued upon settlement of the RSUs; and/or (v) any other method determined by the Company and permitted under applicable laws.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including applicable maximum rates in the Participant’s jurisdiction, in which case the Participant may receive a refund of any over-withheld amount in cash and will not be entitled to the equivalent amount in Shares.  If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that Shares were held back solely for the purpose of satisfying the Tax-Related Items.  The Company may refuse to deliver the Shares or the proceeds from the sale of the Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items as described in this Section 8(b).

(c)Section 409A.  Subject to Section 11(b) of the Plan, this Award is intended to be exempt from Section 409A as a short-term deferral thereunder and shall be construed and administered in accordance with that intent.

9.Effect on Employment.  Neither the grant of this Award, nor the issuance of Shares upon the vesting of this Award, will give the Participant any right to be retained in the employ or service of the Company or any of its subsidiaries, affect the right of the Company or any of its subsidiaries to discharge the Participant at any time, or affect any right of the Participant to terminate his or her Employment at any time.

10.Provisions of the Plan.  This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference.  A copy of the Plan as in effect on the Date of Grant has been made available to the Participant.  By accepting this Award, the Participant agrees to be bound by the terms of the Plan and this Agreement.  In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.

11.Non-U.S. and Country-Specific Provisions.  The RSUs and any Shares subject to the RSUs shall be subject to any special terms and conditions set forth in Exhibit C attached hereto.  Moreover, if the Participant relocates to one of the countries included in Exhibit C, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative purposes.  Exhibit C constitutes part of this Agreement.

12.Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares subject to the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

13.Acknowledgments.  The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument; (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder; and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

[Signature page follows.]

The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the date first set forth above.

CERENCE INC.

By:

Name:

Title:

Agreed and Accepted:

By:
[●]

Signature Page to Restricted Stock Unit Award Agreement

Exhibit A

Vesting Schedule

This Exhibit A describes the terms and conditions upon which the RSUs will become vested.  All capitalized terms used in this Exhibit A, unless separately defined, have the meanings set forth in the Restricted Stock Unit Award Agreement to which this Exhibit A is attached.

Unless earlier terminated, forfeited, relinquished or expired, the RSUs shall vest on the following schedule:

Number of RSUs	Vesting Date
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]

subject, in each case, to the Participant remaining in continuous Employment from the Date of Grant through such vesting date.

8

Exhibit B

State-Specific Modifications of Section 3

This Exhibit B sets forth modifications of Section 3 of this Agreement for the Participant if the Participant’s primary residence or primary place of employment is in a Designated State on the date when the Participant executes this Agreement or if the Participant’s primary place of employment is in a Designated State on the date when the Participant’s employment terminates, the terms set forth under the heading below for the Designated State supplement, modify or replace the terms set forth in Section 3 as follows:

CALIFORNIA

Delete Section 3(b), replace Section 3(c) with the following and renumber Sections 3(d) and (e) accordingly:

(b)Nonsolicitation.  The Participant hereby agrees that throughout the Participant’s employment with the Company or any other Cerence Company and for the one (1) year period immediately following any termination of the Participant’s employment, regardless of whether voluntary or involuntary, the Participant shall not knowingly participate in soliciting or communicating with an employee of a Cerence Company for the purpose of persuading or helping the Cerence Company employee to end or reduce his or her relationship with the Cerence Company.  “Cerence Company” means the Company or any direct or indirect subsidiary or other affiliate of the Company.

COLORADO

Insert the following at the end of Section 3(b):

Notwithstanding the foregoing, this Section 3(b) shall not apply to the Participant unless the Participant is an executive, a member of management or a member of the professional staff to executive and management personnel, within the meaning of Colo. Rev. Stat. § 8-2-113(2)(d).

MASSACHUSETTS

Replace Section 3(b) with the following:

(b)Noncompetition.  The Participant hereby agrees that throughout the Participant’s employment with the Company or any other Cerence Company and, in the event of a Qualifying Termination, for the one (1) year period immediately following such Qualifying Termination, the Participant shall not provide services to a Competitor in any role or position (as employee, consultant or otherwise) that involves engaging in Restricted Activities in a Restricted Territory.  “Qualifying Termination” means a voluntary termination of the Participant’s employment with any Cerence Company or any involuntary termination other than a termination without “cause” or in which the Participant was “laid off,” as the terms “cause” and “laid off” are used in the Massachusetts Noncompetition Agreement Act, M.G.L. c. 149, § 24L(c).  Notwithstanding the foregoing, this Section 3(b) shall not apply to the Participant if the Participant is classified as a nonexempt employee for purposes of the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.

1

Insert the following after Section 3(d) and renumber Section 3(e) accordingly:

(e)Effective Date.  Notwithstanding any other provision of this Agreement, this Agreement shall not become effective until at least ten (10) business days after notice of this Agreement was provided to the Participant.

(f)Certain Acknowledgments.  The Participant acknowledges each of the following:

(i)

The terms of the Award pursuant to this Agreement constitute fair and reasonable consideration independent from the continuation of employment for the obligations of this Section 3, including without limitation Section 3(b).

(ii)

The Award constitutes mutually agreed-upon consideration for the obligations in Section 3, including without limitation Section 3(b).  The Participant further acknowledges that the Participant had the option of declining the Award and thereby declining to enter into this Agreement, including Section 3(b), and freely chose to enter into this Agreement.

(iii)	The Company has advised the Participant that the Participant had the right to consult with counsel prior to signing this Agreement.

(g)Jurisdiction.  The Participant hereby consents to the personal jurisdiction of the state and federal courts situated within Massachusetts for purposes of enforcing Section 3 of this Agreement, and waives any objection that the Participant might have to personal jurisdiction or venue in those courts. The Company and the Participant agree that all civil actions relating to Section 3 of this Agreement shall be brought in the county of Suffolk, Massachusetts and that the superior court or the business litigation session of the superior court shall have exclusive jurisdiction.  This Section 3(g) supersedes Section 13(c) of the Plan with respect to disputes arising under Section 3 of this Agreement.

OREGON

Delete Section 3(b) and renumber Sections 3(c), (d) and (e) accordingly.

2

WASHINGTON

Replace Section 3(b) with the following:

(b)Noncompetition.  The Participant hereby agrees that throughout the Participant’s employment with the Company or any other Cerence Company and for the one (1) year period immediately following any termination of the Participant’s employment, regardless of whether voluntary or involuntary, other than a termination as a result of a layoff, the Participant shall not provide services to a Competitor in any role or position (as employee, consultant or otherwise) that involves engaging in Restricted Activities in a Restricted Territory.  The Participant acknowledges that the Award constitutes independent consideration for the obligations in this Section 3(b).  Notwithstanding the foregoing, this Section 3(b) shall not apply to the Participant if the Participant’s earnings from any and all Cerence Companies are less than $100,000 or are less than such greater amount as determined by the Washington State Department of Labor and Industries based on adjustments for inflation effective on and after January 1, 2021.  “Earnings” for these purposes consist of compensation reflected on box one of the Participant’s Form W-2 that is paid to the Participant over the prior year, or portion thereof for which the Participant was employed, annualized and calculated as of the date of termination of employment or any earlier enforcement.

3

Exhibit C

Non-U.S. and Country-Specific Provisions

Terms and Conditions

This Exhibit C includes special terms and conditions applicable to the Participant if the Participant resides, is employed or is otherwise subject to laws outside the U.S. and, as applicable, in one of the countries listed below.  These terms and conditions supplement or replace (as indicated) the terms and conditions set forth in the Restricted Stock Unit Award Agreement to which it is attached.  All capitalized terms used in this Exhibit C, unless separately defined, have the meanings set forth in the Restricted Stock Unit Award Agreement to which this Exhibit C is attached.

Notifications

This Exhibit C also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan.  The information is based on the exchange control, securities and other laws in effect in the respective countries as of June 2019.  Such laws are often complex and change frequently.  In addition, other laws and regulations generally applicable to the acquisition, holding or disposal of securities and financial instruments as well as cross-border fund transfers may apply to the Participant.  As a result, the Participant should not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the RSUs vest or the Participant receives or sells Shares.

In addition, the information in this Exhibit C is general in nature and may not apply to the Participant’s particular situation.  The Company is not in a position to assure the Participant of any particular result.  Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the relevant country apply to the Participant’s situation.

* * * * *

If the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working, transfers employment and/or residency after the date of grant, or is considered a resident of another country for local law purposes, the terms and conditions and information contained herein may not be applicable to the Participant.  The Company shall, in its sole discretion, determine to what extent the terms and conditions herein shall apply to the Participant in such a case.

TERMS AND CONDITIONS FOR ALL PARTICIPANTS OUTSIDE THE U.S.

1.Nature of Grant.  By accepting the grant of RSUs, the Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time to the extent permitted in the Plan;

(b)the grant of RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been awarded in the past;

(c)all decisions with respect to future grants of restricted stock units, if any, will be at the sole discretion of the Company;

(d)the Participant is voluntarily participating in the Plan;

(e)the grant of RSUs and any Shares subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f)unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, any service the Participant may provide as a director of a subsidiary of the Company;

(g)the future value of the Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;

(h)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from (i) the application of any compensation recovery or clawback policy adopted by the Company or required by applicable laws or (ii) termination of the Participant’s Employment (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);

(i)for purposes of the RSUs, the Participant’s Employment will be considered terminated as of the date the Participant is no longer actively providing services to the Company or a subsidiary of the Company (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any) and, unless otherwise expressly provided in the Agreement or determined by the Company, the Participant’s right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); the Administrator shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the RSUs, and

(j)neither the Company, the Employer nor any subsidiary of the Company shall be liable for any exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the vesting and settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

2.Additional Conditions to Issuance of Shares.  If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any law (including any U.S. or non-U.S. federal, state or local law), or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant, such issuance will not occur unless and until such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Company.

3.No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or sale of the Shares acquired upon vesting and settlement of the RSUs.  The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

4.Data Privacy. If the Participant would like to participate in the Plan, the Participant will need to review the information provided in this Section 4 and, where applicable, declare the Participant’s consent to the processing and/or transfer of personal data as described below.

(a)

EEA+ Controller and Representative.  If the Participant is based in the European Union (“EU”), the European Economic Area, Switzerland or, if and when the United Kingdom leaves the European Union, the United Kingdom (collectively “EEA+”), Participant should note that the Company, with its registered address at 15 Wayside Road, United States of America, is the controller responsible for the processing of the Participant’s personal data in connection with the Agreement and the Plan. The Company’s representative in the EU is Cerence B.V.  CBS-weg 11, Heerlen, Netherlands.

(b)

Data Collection and Usage.  The Company collects, uses and otherwise processes certain personal data about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, which the Company receives from the Participant, Participant’s Employer or otherwise in connection with this Agreement or the Plan (“Data”), for the purposes of implementing, administering and managing the Plan and allocating Shares pursuant to the Plan.

If the Participant is based in the EEA+, the legal basis, where required, for the processing of Data by the Company is the necessity of the data processing for the Company to (i) perform its contractual obligations under this Agreement, (ii) comply with legal obligations established in the EEA+, or (iii) pursue the legitimate interest of complying with legal obligations established outside of the EEA+.

If the Participant is based outside of the EEA+, the legal basis, where required, for the processing of Data by the Company is the Participant’s consent, as further described below.

(c)

Stock Plan Administration Service Providers.  The Company transfers Data to E*TRADE Corporate Financial Services, Inc., and E*TRADE Securities LLC (collectively, “E*TRADE”), an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan.  In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner.  E*TRADE will open an account for the Participant to receive and trade Shares acquired under the Plan.  The Participant may be asked to agree on separate terms and data processing practices with E*TRADE, with such agreement being a condition to the ability to participate in the Plan.

(d)

International Data Transfers.  In the event the Participant resides, works or is otherwise located outside of the U.S., Data will be transferred from the Participant’s country to the U.S., where the Company and its service providers are based.  The Participant understands and acknowledges that the U.S. is not subject to an unlimited adequacy finding by the European Commission and might not provide a level of protection of personal data equivalent to the level of protection in the Participant’s country.  As a result, in the absence of a self‑certification of the data recipient in the U.S. under the EU/U.S. Privacy Shield Framework and the implementation of appropriate safeguards such as the Standard Contractual Clauses adopted by the EU Commission, the processing of personal data might not be subject to substantive data processing principles or supervision by data protection authorities.  In addition, data subjects might have no or less enforceable rights regarding the processing of their personal data.

Neither the Company nor E*TRADE is currently self-certified under the EU/U.S. Privacy Shield Framework.  If the Participant is based in the EEA+, Data will be transferred from the EEA+ to the Company based on the EU Standard Contractual Clauses.  The Participant may request a copy of such appropriate safeguards by contacting generalcounsel@cerence.com.  The onward transfer of Data from the Company to E*TRADE or, as the case may be, a different service provider of the Company is conducted without appropriate safeguards based solely on the Participant’s consent, as further described below.

If the Participant is based outside of the EEA+, the Company’s legal basis, where required, for the transfer of Data from the Participant’s country to the Company and from the Company onward to E*TRADE or, as the case may be, a different service provider of the Company is the Participant’s consent, as further described below.

(e)

Data Retention.  The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.

(f)

Data Subject Rights.  The Participant may have a number of rights under data privacy laws in his or her jurisdiction.  Depending on where the Participant is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) the rectification or amendment of incorrect or incomplete Data, (iii) the deletion of Data, (iv) request restrictions on the processing of Data, (v) object to the processing of Data for legitimate interests, (vi) the portability of Data, (vi) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or to (viii) receive a list with the names and addresses of any potential recipients of Data.  To receive additional information regarding these rights or to exercise these rights, the Participant can contact Cerence’s general counsel at generalcounsel@cerence.com.

(g)

Necessary Disclosure of Personal Data. The Participant understands that providing the Company with Data is necessary for the performance of the Agreement and that the Participant’s refusal to provide Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan.

(h)

Voluntariness and Consequences of Consent Denial or Withdrawal.  Participation in the Plan is voluntary and the Participant is providing any consents referred to herein on a purely voluntary basis. The Participant understands that he or she may withdraw any such consent at any time with future effect for any or no reason.  If the Participant does not consent, or if the Participant later seeks to withdraw the Participant’s consent, the Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the RSUs or other awards to the Participant or administer or maintain the RSUs.  For more information on the consequences of refusal to consent or withdrawal of consent, the Participant should contact Cerence’s general counsel at generalcounsel@cerence.com.

Declaration of Consent.  If the Participant is based in the EEA+, by accepting the RSUs and indicating consent via the Company’s online acceptance procedure, the Participant explicitly declares his or her consent to the onward transfer of Data by the Company to E*TRADE or, as the case may be, a different service provider of the Company in the U.S. as described in Section 4(e) above.

If the Participant is based outside of the EEA+, by accepting the RSUs and indicating consent via the Company’s online acceptance procedure, the Participant explicitly declares his or her consent to the entirety of the Data processing operations described in this Section 4 including, without limitation, the onward transfer of Data by the Company to E*TRADE or, as the case may be, a different service provider of the Company in the U.S.

5.Agreement Severable.  In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

6.Language.  The Participant acknowledges and represents that the Participant is sufficiently proficient in the English language or has consulted with an advisor who is sufficiently proficient in English as to allow the Participant to understand the terms and conditions of this Agreement and any other documents related to the Plan.  If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

7.Electronic Delivery and Participation.  The Company may, in its sole discretion, deliver any documents related to this Agreement or to participation in the Plan or to future awards that may be granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

8.Waiver.  The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant.

9.Insider Trading Restrictions/Market Abuse Laws.  The Participant acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and the Participant’s country of residence, which may affect the Participant’s ability to directly or indirectly acquire, sell or attempt to sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as the Participant is considered to have “insider information” regarding the Company (as defined by the laws in the applicable jurisdictions).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company.  The Participant is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.

10.Foreign Asset/Account, Exchange Control, and Tax Reporting.  Depending on the Participant’s country, the Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the vesting and settlement of the RSUs, the acquisition, holding, and/or transfer of Shares or cash resulting from participation in the Plan and/or the opening and maintenance of a brokerage or bank account in connection with the Plan.  The Participant may be required to report such assets, accounts, account balances and values and/or related transactions to the applicable authorities in his or her country and/or repatriate funds received in connection with the Plan to the Participant’s country within a certain time period and/or according to certain procedure.  The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and that the Participant should consult with his or her personal legal advisor to ensure compliance with applicable laws.

11.Restrictive Covenants.  If under applicable law of the Participant’s country, an employer must pay post-employment compensation for one or more of the restrictive covenants in Section 3 to be enforceable, the Company reserves the right to pay such compensation.  An election not to pay such compensation shall be deemed a waiver of a restrictive covenant to the extent that such post-termination compensation is required for such restrictive covenant to be enforceable.

BELGIUM

Notifications

Foreign Asset/Account Reporting Information. The Participant is required to report any securities (e.g., Shares acquired under the Plan) or bank accounts (including brokerage accounts) held outside of Belgium on the Participant’s annual tax return.  The Participant will also be required to complete a separate report providing the National Bank of Belgium with details regarding any such account (including the account number, the name of the bank in which such account is held and the country in which such account is located).  This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under Kredietcentrales/Centrales des crédits caption.

Stock Exchange Tax Alert.  A stock exchange tax may apply to transactions under the Plan, such as the sale of Shares acquired under the Plan.  The Participant should consult with his or her personal tax advisor for details regarding the Participant’s obligations with respect to the stock exchange tax.

Brokerage Account Tax Alert. A brokerage account tax may apply if the average annual value of the securities the Participant holds (including Shares acquired under the Plan) in a brokerage or other securities account exceeds certain thresholds.  The Participant should consult with his or her personal tax advisor for details regarding the Participant’s obligations with respect to the brokerage account tax.

CANADA

Terms and Conditions

Delivery of Shares.  This provision supplements Section 4 of the Restricted Stock Unit Award Agreement:

The discretion to pay cash in lieu of delivering Shares for the RSUs, as described in the Plan, shall not apply to any RSUs in Canada.  All vested RSUs in Canada will be settled by the Company issuing Shares to the Participant.

Nature of Grant.  This provision replaces Section 1(i) of this Exhibit C:

For purposes of the RSUs, the Participant’s Employment will be considered terminated as of the date that is the earliest of: (a) the date the Participant’s Employment with the Employer is terminated, (b) the date the Participant receives written notice of termination from the Employer, regardless of any notice period or period of pay in lieu of such notice mandated under the employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment contract, if any, or (c) the date the Participant is no longer actively providing services to the Company or a subsidiary of the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment contract, if any) and, unless otherwise expressly provided in the Agreement or determined by the Company, the Participant’s right to vest in the RSUs under the Plan, if any, will terminate as of such date; the Administrator shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the RSUs.

If the Participant is a resident of Quebec, the following provisions also will apply:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, including this Exhibit C, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue Utilisée.  Les parties reconnaissent avoir expressément souhaité que la convention ainsi que cette Exhibit C, ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Data Privacy.  This provision supplements Section 4 of this Exhibit C:

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  The Participant further authorizes the Company and any subsidiary of the Company, as well as E*TRADE or such other stock plan service provider as may be selected by the Company to assist with the Plan, to disclose and discuss the Plan with their advisors.  The Participant further authorizes the Company and any subsidiary of the Company to record such information and to keep such information in the Participant’s employee file.

Notifications

Securities Law Information.  The Participant is permitted to sell Shares acquired under the Plan through the Company’s designated broker, provided the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed.  The Shares are currently listed on the Nasdaq Stock Market.

Foreign Asset/Account Reporting Information.  Foreign specified property held by a Canadian resident must be reporting annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds C$100,000 at any time during the year.  Thus, unvested RSUs must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because of other foreign specified property held by the Participant.  When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares.  The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if the Participant owns other Shares, this ACB may need to be averaged with the ACB of the other Shares.  The Participant should consult with his or her personal legal advisor regarding what reporting obligations, if any, will apply to the Participant with respect to Shares acquired under the Plan.

CHINA

Terms and Conditions

Delivery of Shares.  This provision supplements Section 4 of the Restricted Stock Unit Award Agreement:

The settlement of the Award upon vesting is conditioned upon the Company obtaining and maintaining all necessary approvals from the People’s Republic of China State Administration of Foreign Exchange (“SAFE”) and any other applicable government entities required to permit the operation of the Plan in China, as determined by the Company it its sole discretion.  If or to the extent the Company is unable to obtain or maintain the registration or otherwise comply with applicable regulatory requirements in China, no Shares shall be issued under the Plan.  In this case, and notwithstanding Section 4 of the Restricted Stock Unit Award Agreement, the Company retains the discretion to settle the Award through local payroll in the form of a cash payment equal to the fair market value of the Shares subject to the vested RSUs on the vesting date, subject to any obligation to satisfy Tax-Related Items; and any references in the Restricted Stock Unit Award Agreement to the issuance of Shares shall not apply to the Participant.

To facilitate compliance with any applicable laws and regulations in China, the Participant agrees that the Company (or a brokerage firm instructed by the Company, if applicable) is entitled to (i) sell all Shares issued to the Participant at settlement (on the Participant’s behalf and at the Participant’s direction pursuant to this authorization), either at the time of settlement, at the time the Participant ceases employment with the Employer, or at such other time as determined by the Company, and (ii) require that any Shares acquired under the Plan be held with a designated brokerage firm until such Shares are sold.

The Participant also agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Company’s designated brokerage firm) to effectuate the sale of the Shares and acknowledges that neither the Company nor the designated brokerage firm is under any obligation to arrange for such sale of Shares at any particular price (it being understood that the sale will occur at the then-current market price) and that brokerage fees or commissions may be incurred in any such sale.  In any event, when Shares acquired under the Plan are sold, the proceeds of the sale of the Shares, less any Tax-Related Items and brokerage fees or commissions, will be remitted to the Participant in accordance with applicable exchange control laws and regulations.

Exchange Control Restrictions.  The Participant understands and agrees that he or she is required to immediately repatriate the proceeds of the sale of Shares, any cash dividends or dividend equivalents, and any other funds realized under the Plan to China.  The Participant further understands that the repatriation of such funds may need to be effected through a special exchange control account established by the Company or a subsidiary of the Company and the Participant hereby consents and agrees that such funds may be transferred to such special account prior to being delivered to the Participant’s personal account.

The Participant also understands that the Company will deliver sale proceeds, any cash dividends or dividend equivalents, and any other funds realized under the Plan to the Participant as soon as practicable, but that there may be delays in distributing the funds due to exchange control requirements in China.  Funds may be paid to the Participant in U.S. dollars or local currency at the Company’s discretion.  If the funds are paid in U.S. dollars, the Participant will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account.  If the funds are paid in local currency, the Company is under no obligation to secure any particular currency conversion rate and the Company may face delays in converting the funds to local currency.  The Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the time (i) the Tax-Related Items are converted to local currency and remitted to the tax authorities and/or (ii) the net proceeds are converted to local currency and distributed to the Participant.

The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

GERMANY

Notifications

Exchange Control Information.  The Participant must report any cross-border payments in excess of €12,500 to the German Federal Bank (Bundesbank).  The report must be filed electronically and the form of report (Allgemeine Meldeportal Statistik) can be accessed via the Bundesbank’s website (www.bundesbank.de).  The Participant is responsible for complying with applicable reporting obligations and should consult his or her personal legal advisor on this matter.

HONG KONG

Terms and Conditions

Delivery of Shares.  This provision supplements Section 4 of the Restricted Stock Unit Award Agreement:

The discretion to pay cash in lieu of delivering Shares for the RSUs, as described in the Plan, shall not apply to any RSUs in Hong Kong.  All vested RSUs in Hong Kong will be settled by the Company issuing Shares to the Participant.

Notifications

Securities Law Information.  WARNING:  The RSUs and the Shares issued upon settlement of the RSUs do not constitute a public offering of securities and are available only to employees of the Company or subsidiaries of the Company.

The Agreement, the Plan and other incidental communication materials are intended only for the personal use of the Participant and not for distribution to any other persons.  The Agreement, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable companies and securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong.  If the Participant has questions about any of the contents of the Agreement or the Plan, he or she should contact a legal or other professional advisor.

INDIA

Notifications

Exchange Control Information.  Any funds realized in connection with the Plan (e.g., proceeds from the sale of Shares and cash dividends paid on Shares) must be repatriated to India within a specified period of time after receipt as prescribed under Indian exchange control laws.  It is the Participant’s responsibility to obtain an inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency.  The Participant should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Foreign Asset/Account Reporting Requirement.  The Participant is required to declare foreign bank accounts and any foreign financial assets (including Shares and, possibly, rights to Shares held outside India) in the Participant’s annual tax return.  The Participant should consult with his or her personal tax advisor to ensure compliance with applicable reporting obligations.

ITALY

Terms and Conditions

Plan Document Acknowledgment.  By accepting the Agreement, the Participant further acknowledges that the Participant has received a copy of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.  The Participant further acknowledges that the Participant has read and specifically and expressly approves, without limitation, the following sections of the Restricted Stock Unit Award Agreement: Section 2, “Vesting; Cessation of Employment”; Section 3, “Restrictive Covenants”; Section 4, “Delivery of Shares”; Section 5, “Forfeiture; Recovery”; Section 8, “Taxes”; and Section 12, “Imposition of Other Requirements”; and the following sections of Exhibit C: Section 1, “Nature of Grant”; Section 2, “Additional Conditions to Issuance of Shares”; Section 4, “Data Privacy”; Section 7, “Electronic Delivery and Participation”; Section 9, “Insider Trading Restrictions/Market Abuse Laws”; and Section 10, “Foreign Asset/Account, Exchange Control and Tax Reporting” (including the “Foreign Asset/Account Reporting Information” below for Italy); and Section 11, “Restrictive Covenants.”

Notifications

Foreign Asset/Account Reporting Information.  If the Participant holds investments abroad or foreign financial assets (e.g., cash, Shares) that may generate income taxable in Italy, the Participant is required to report them on his or her annual tax return (UNICO Form, RW Schedule) or on a special form if no tax return is due.  The same reporting duties apply if the Participant is the beneficial owner of the investments, even if the Participant does not directly hold investments abroad or foreign assets.

Foreign Financial Assets Tax Alert.  The value of any Shares (and certain other foreign assets) held outside of Italy may be subject to a foreign financial assets tax.  The taxable amount is equal to the fair market value of Shares on December 31 or on the last day the Shares were held (the tax is levied in proportion to the number of days Shares were held over the calendar year).  The value of financial assets held abroad must be reported in the annual tax return.  The Participant should consult with his or her personal tax advisor for details regarding the Participant’s obligations with respect to the foreign financial assets tax.

JAPAN

Notifications

Foreign Asset/Account Reporting Information.  The Participant is required to report details of any assets (such as Shares) held outside of Japan as of December 31st to the extent such assets have a total net fair market value exceeding ¥50,000,000.  Such report is due by March 15th each year.  The Participant should consult with his or her personal tax advisor as to whether the reporting obligation extends to any outstanding RSUs held by the Participant and to ensure compliance with applicable reporting obligations.

KOREA

Notifications

Foreign Asset/Account Reporting Information.  Korean residents must declare all foreign financial accounts (e.g., brokerage accounts, bank accounts) to the Korean tax authorities and file a report with respect to such accounts if the value of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end date during the calendar year.  The Participant should consult with his or her personal tax advisor to ensure compliance with applicable reporting obligations.

SPAIN

Terms and Conditions

Nature of Grant.  This section supplements Section 1 of this Exhibit C:

By accepting the RSUs, the Participant consents to participate in the Plan and acknowledges having received a copy of the Plan.

The Participant understands that, as a condition of the grant of the RSUs, the termination of the Participant’s employment for any reason will automatically result in the forfeiture of any and all RSUs that have not vested as of the date of termination.  In particular, the Participant understands and agrees that any unvested RSUs will be forfeited without entitlement to the underlying Shares or to any amount as indemnification in the event of a termination of the Participant’s employment prior to vesting by reason of, including, but not limited to: death, disability, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

Furthermore, the Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant the RSUs under the Plan to individuals who may be employees of the Company or subsidiary of the Company throughout the world.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any subsidiary of the Company on an ongoing basis (other than as set forth in this Agreement and the Plan).  Consequently, the Participant understands that the RSUs are granted on the assumption and condition that the RSUs and the related Shares shall not become a part of any employment or contract (either with the Company or any subsidiary of the Company) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.  In addition, the Participant understands that the grant of the RSUs would not be made to the Participant but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of RSUs shall be null and void.

Notifications

Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the RSUs under the Plan. This Agreement and the Plan have not been nor will they be registered with the Comisión Nacional del Mercado de Valores, and do not constitute a public offering prospectus.

Exchange Control Information.  The Participant must declare the acquisition, ownership and disposition of stock in a foreign company (including Shares acquired under the Plan) to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness, for statistical purposes.  Generally, the declaration must be filed in January for Shares acquired or sold during (or owned as of December 31) the prior year; however, if the value of the Shares acquired under the Plan or the amount of the sale proceeds exceeds €1,502,530, the declaration must be filed within one month of the acquisition or sale, as applicable.

The Participant may be required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including Shares acquired under the Plan), and any transactions with non-Spanish residents (including any payment of cash or Shares made by the Company) depending on the value of the transactions during the relevant year or the balances in such accounts and the value of such instruments as of December 31 of the relevant year.  The Participant should consult with his or her personal legal advisor regarding the applicable thresholds and corresponding reporting requirements.

Foreign Asset/ Account Reporting Information.  The Participant is required to report assets or rights deposited or held outside of Spain (including the Shares acquired under the Plan or cash proceeds from the sale of the Shares acquired under the Plan) if the value per type of asset or right exceeds a certain threshold.  This obligation applies to assets and rights held as of December 31 and requires that information on such assets and rights be included in the Participant’s tax return filed with the Spanish tax authorities for such year.  After such assets or rights are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously reported asset or right increases by more than a certain threshold or if ownership of such asset or right is transferred or relinquished during the year.  The Participant should consult with his or her personal tax advisor regarding the applicable thresholds and corresponding reporting requirements.

SWITZERLAND

Notifications

Securities Law Information.  The RSUs are not intended to be publicly offered in or from Switzerland.  Neither this document nor any other materials relating to the RSUs (i) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, or (ii) may be publicly distributed or otherwise made publicly available in Switzerland.  Further, neither this document nor any other offering or marketing material relating to the offering of the RSUs has been or will be filed with or approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

UNITED KINGDOM

Terms and Conditions

Delivery of Shares.  This provision supplements Section 4 of the Restricted Stock Unit Award Agreement:

RSUs shall be settled only in Shares.  In no event shall the RSUs be paid in cash, notwithstanding any discretion contained in the Plan to the contrary.

Taxes.  This provision supplements Section 8 of the Restricted Stock Unit Award Agreement:

Without limitation to Section 8 of the Restricted Stock Unit Award Agreement, the Participant hereby agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or if different, the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority).  The Participant also hereby agrees to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply.  In the event that the Participant is a director or executive officer of the Company and the income tax is not collected from or paid by the Participant within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable.  The Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any employee NICs due on this additional benefit.

NIC Joint Election.  As a condition of participation in the Plan, the Participant agrees to accept liability for any secondary Class 1 National Insurance contributions that may be payable by the Company and/or the Employer (or any successor to the Company or the Employer) in connection with the RSUs and any event giving rise to Tax-Related Items (“Employer NICs”).

Without prejudice to the foregoing, the Participant agrees to enter into the following joint election with the Company, the form of such NICs Joint Election being formally approved by HMRC (the “NIC Joint Election”), and any other consent or elections required to accomplish the transfer of the Employer NICs to the Participant.  The Participant further agrees to execute such other elections as may be required between the Participant and any successor to the Company and/or the Employer for the purpose of continuing the effectiveness of the Participant’s NIC Joint Election.  The Participant understands that the NIC Joint Election applies to any RSUs granted to him or her under the Plan after the execution of the NIC Joint Election.  The Participant agrees that the Employer NICs may be collected by the Company or the Employer by any of the methods set forth in Section 8 of the Restricted Stock Unit Award Agreement.

If the Participant does not enter into the NIC Joint Election, he or she will not be entitled to vest in the RSUs or receive any benefit in connection with the RSUs unless and until he or she enters into a NIC Joint Election and no Shares or other benefit pursuant to the RSUs will be issued to the Participant under the Plan, without any liability to the Company and/or the Employer.

IMPORTANT NOTE:  By accepting the Agreement (whether by clicking on the acceptance buttons as part of the Company’s electronic acceptance procedure or by signing the Agreement in hard copy), the Participant is agreeing to be bound by the terms of the NIC Joint Election.  The Participant should read the terms of the NIC Joint Election carefully before accepting the Agreement and the NIC Joint Election.  However, if requested by the Company, the Participant agrees to separately execute the NIC Joint Election.

ATTACHMENT FOR THE UNITED KINGDOM

Important Note on the Joint Election to Transfer

Employer National Insurance Contributions

As a condition of participation in the Cerence Inc. 2019 Equity Incentive Plan, as amended (the “Plan”) and the restricted stock units (the “RSUs”) that have been granted to you (the “Participant”) by Cerence Inc., a Delaware corporation (the “Company”), the Participant is required to enter into a joint election to transfer to the Participant any liability for employer national insurance contributions (the “Employer’s Liability”) that may arise in connection with the grant of the RSUs or in connection with any restricted stock units that may be granted by the Company to the Participant under the Plan (the “Joint Election”).

If the Participant does not agree to enter into the Joint Election, the grant of the RSUs will be worthless and the Participant will not be able to vest in the RSUs or receive any benefit in connection with the RSUs.

By entering into the Joint Election:

•

the Participant agrees that any Employer’s Liability that may arise in connection with or pursuant to the vesting of the RSUs (or any restricted stock units granted to the Participant under the Plan) or the acquisition of Shares or other taxable events in connection with the RSUs (or any other restricted stock units granted under the Plan) will be transferred to the Participant;

•

the Participant authorises the Company and/or the Participant’s employer to recover an amount sufficient to cover this liability by any method set forth in the Restricted Stock Unit Award Agreement and/or the Joint Election; and

•

the Participant acknowledges that even if he or she has accepted the Joint Election via the Company’s online procedure, the Company or the Participant’s employer may still require the Participant to sign a paper copy of the Joint Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Joint Election.

By accepting the RSUs through the Company’s online acceptance procedure (or by signing the Restricted Stock Unit Award Agreement), the Participant is agreeing to be bound by the terms of the Joint Election.

Please read the terms of the Joint Election carefully before accepting the Restricted Stock Unit Award Agreement and the Joint Election.

Please print and keep a copy of the Joint Election for your records.

Cerence Inc. 2019 Equity Incentive Plan

(UK Employees)

Election To Transfer the Employer’s National Insurance Liability to the Employee

1.	Parties

This Election is between:

(A)You, the individual who has gained access to this Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to receive restricted stock units (“RSUs”) granted by Cerence Inc. pursuant to the terms and conditions of the Cerence Inc. 2019 Equity Incentive Plan, as amended (the “Plan”), and

(B)Cerence Inc. of 15 Wayside Road, Burlington, Massachusetts, United States (the “Company”), which may grant RSUs under the Plan and is entering into this Form of Election on behalf of the Employer.

2.Purpose of Election

2.1This Election relates to RSUs granted by the Company to the Employee under the Plan on or after [date].

2.2In this Election the following words and phrases have the following meanings:

“Taxable Event” means .any event giving rise to Relevant Employment Income.

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“Relevant Employment Income” from RSUs on which employer’s National Insurance Contributions becomes due is defined as:

i.	an amount that counts as employment income of the earner under section 426 ITEPA (restricted securities: charge on certain post-acquisition events);
ii.	an amount that counts as employment income of the earner under section 438 of ITEPA (convertible securities: charge on certain post-acquisition events); or
iii.	any gain that is treated as remuneration derived from the earner’s employment by virtue of section 4(4)(a) SSCBA, including without limitation:

(A)the acquisition of securities pursuant to the RSUs (within the meaning of section 477(3)(a) of ITEPA);

(B)the assignment (if applicable) or release of the RSUs in return for consideration (within the meaning of section 477(3)(b) of ITEPA);

(C)the receipt of a benefit in connection with the RSUs, other than a benefit within (i) or (ii) above (within the meaning of section 477(3)(c) of ITEPA).

“SSCBA” means the Social Security Contributions and Benefits Act 1992.

2.3This Election relates to the Employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise in respect of the Relevant Employment Income in respect of RSUs pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

2.4This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

2.5This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

2.6Any reference to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and the Restricted Stock Unit Award Agreement.  This Election will have effect in respect of the RSUs and any awards which replace or replaced the RSUs following their grant in circumstances where section 483 of ITEPA applies.

3.Election

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability that arises on any Relevant Employment Income is hereby transferred to the Employee.  The Employee understands that by accepting the RSUs (whether by clicking on the acceptance buttons as part of the Company’s electronic acceptance procedure or by signing the Restricted Stock Unit Award Agreement in hard copy), he or she will become personally liable for the Employer’s Liability covered by this Election.  This Election is made in accordance with paragraph 3B(1) of Schedule 1 to SSCBA.

4.Payment of the Employer’s Liability

4.1The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability in respect of any Relevant Employment Income from the Employee at any time after the Taxable Event:

(i)by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Taxable Event; and/or

(ii)directly from the Employee by payment in cash or cleared funds; and/or

(iii)by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the RSUs; and/or

(iv)by any other means specified in the Restricted Stock Unit Award Agreement.

4.2The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities in respect of the RSUs to the Employee until full payment of the Employer’s Liability is received.

4.3The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HM Revenue and Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Taxable Event occurs (or within 17 days after the end of the UK tax month during which the Taxable Event occurs, if payments are made electronically).

5.Duration of Election

5.1The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

5.2This Election will continue in effect until the earliest of the following:

(i)the Employee and the Company agree in writing that it should cease to have effect;

(ii)on the date the Company serves written notice on the Employee terminating its effect;

(iii)on the date HM Revenue and Customs withdraws approval of this Election; or

(iv)after due payment of the Employer’s Liability in respect of the entirety of the RSUs to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

Acceptance by the Employee

The Employee acknowledges that by accepting the RSUs (whether by clicking on the acceptance buttons as part of the Company’s electronic acceptance procedure or by signing the Restricted Stock Unit Award Agreement in hard copy), the Employee agrees to be bound by the terms of this Election.

Acceptance by the Company

The Company acknowledges that, by arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

Signed for and on behalf of the Company

[insert signature and signatory details]

SCHEDULE OF EMPLOYER COMPANIES

The following are employer companies to which this Joint Election may apply:

Cerence Limited

Registered Office:	79 Clerkenwell Rd, Farringdon, London EC1R 5AR, UK
Company Registration Number:	12000685
Corporation Tax Reference:	[insert]
PAYE Reference:	[insert]